Exhibit 99.1

FLEXSHOPPER, INC.

LAUNCHES ITS FIRST LEASE-TO-OWN PAYMENT METHOD ON 3rd PARTY ECOMMERCE SITE

Boca Raton, FL (December 15, 2014) - FlexShopper, Inc. (OTCQB Symbol: FPAY) announced today that it has partnered with Adorama, a leading online destination for consumer electronics and photography equipment, and has launched its lease-to-own payment plugin at checkout on the Adorama site. Brad Bernstein, President, stated, “With the live launch of our lease-to-own payment method with a top etailer of consumer electronics we are fulfilling our vision and positioning ourselves as the only platform that can provide retailers and etailers with three ways of increasing their sales with consumers that do not have sufficient cash or credit to acquire durable goods. At the same time, we are providing consumers that want an online lease-to-own option with more online choices that include our own lease-to-own marketplace, (www.flexshopper.com) featuring over 70,000 items.

Ahron Schachter, Director of Adorama stated, “We are very pleased with the initial results of our partnership with FlexShopper. We have had success in our retail store and on FlexShopper’s marketplace so it made sense to adopt their payment method, capture more sales and serve consumers that would like a lease-to-own option.”

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY) is a financial and technology company that provides brand name durable goods to consumers on a lease-to-own (LTO) basis through its ecommerce marketplace (FlexShopper.com) and also provides the technology for retailers and etailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit. FlexShopper also funds the LTO transactions by paying merchants for the goods and collecting from consumers under an LTO contract.

About Adorama

Serving customers for more than 30 years, Adorama has grown from its flagship New York City store to include the leading online destination for photography, imaging and consumer electronics. Adorama's vast product offerings encompass home entertainment, mobile computing, and professional video and audio. Adorama is listed as one of the top five electronics retailers by Consumer Reports, “Best of the Web” by Forbes.com, Internet Retailers Top 100, and is the official Electronics Retailer of the NY Giants. Adorama is an authorized retailer of products from Canon, Nikon, Apple, Samsung, Bose and many other popular brands.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

 Contact:

FlexShopper, Inc.
Brad Bernstein, CPA
President & CFO
561-367-1504
Brad.Bernstein@flexshopper.com